MediaOne Group, Inc.
Consolidated Operations Highlights- As Reported (1)
(UNAUDITED)

                                                    Three Months Ended
                                                        March 31,

Dollars in millions, except
per share data                                      1999            1998
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REVENUES                                            $   665         $   972

Cost of sales                                           269             317
Selling, general and admin.                             185             307
                                                    --------        --------
OPERATING CASH FLOW (2)                                 211             348

Depreciation & amortization                            (250)           (348)
Interest expense, minority
 guarantee, other                                      (145)           (172)
Equity losses in
 unconsolidated ventures                               (115)           (136)
Gains on sales of investments                           194              17
Other expense                                           (43)            (37)
Income tax benefit                                       37             106
                                                    --------        --------
LOSS FROM
 CONTINUING OPERATIONS                                 (111)           (222)

Discontinued operations income,
 net of tax (3)                                           -             434
                                                    --------        --------
NET INCOME (LOSS)                                      (111)            212

Preferred dividends and accretion                       (14)            (13)
                                                    --------        --------
EARNINGS (LOSS) AVAILABLE
 FOR COMMON STOCK                                   $  (125)        $   199
                                                    ========        ========

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AVERAGE SHARES OUTSTANDING (4)

 Basic and Diluted                                      603.8           608.3


BASIC AND DILUTED LOSS PER COMMON SHARE (5)

 Loss from continuing
  operations                                      $     (0.21)     $   (0.38)
 Total loss                                       $     (0.21)     $   (0.24)

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(1) Domestic wireless operations were sold in April, 1998.
(2) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.
(3) Represents $347 of income attributable to USW stock for the three months ended March 31, 1998.
(4) Actual shares outstanding as of March 31, 1999 and 1998 were
    604.0 million and 608.6 million, respectively.
(5) Adjusting for one time unusual transactions (($.20) gains on sales of investments, $.07 Primestar investment loss, and $.03 other) EPS was ($.31) for 1999. 1998 EPS was ($.37).
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